Exhibit 99.1

News

CONTACT:	Media:	Analysts:
	Dave Reavis	Vernon Patterson
	(216) 471-2886	(216) 689-0520
	David_Reavis@key.com	Vernon_Patterson@key.com

KEY MEDIA

NEWSROOM: www.key.com/newsroom

FOR IMMEDIATE RELEASE

KEYCORP ELECTS CHARLES P. COOLEY AND

WILLIAM G. GISEL, JR. TO BOARD OF DIRECTORS

CLEVELAND, November 17, 2011  —  KeyCorp (NYSE: KEY) announced today that Charles P. Cooley and William G. Gisel, Jr. have been elected to KeyCorp’s Board of Directors.

Cooley served as senior vice president and chief financial officer of The Lubrizol Corporation until he retired following Berkshire Hathaway’s purchase of the company earlier this year. Lubrizol is a specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets and is based in Wickliffe, Ohio. Cooley previously served in various corporate finance positions at Atlantic Richfield Company in Los Angeles, and spent several years in the national banking division of Manufacturers Hanover Trust Company in New York.

He received his M.B.A. from Dartmouth College’s Amos Tuck School of Business Administration and a B.A. in Philosophy from Yale University. He currently serves on the Board of Directors of Modine Manufacturing Company.

Gisel currently serves as president and CEO of Rich Products Corporation, a leading global manufacturer of frozen foods based in Buffalo, NY. With annual sales of $3 billion, Rich’s is one the world’s largest privately-held food companies and a leading supplier to the foodservice, in-story bakery and retail marketplaces across the globe.

Prior to becoming CEO in 2006, he held positions of increasing responsibility within the company, including chief operating officer and president of Rich’s Food Group; and executive vice president of International & Strategic Planning. He began his career at Rich’s as the company’s first general counsel. Gisel also spent four years as an associate at Bankers Trust Company, and currently serves on the Board of Directors of Rich Products Corporation, MOD-PAC Corporation and the Grocery Manufacturers Association.

He is a graduate of Williams College, holds a law degree from Emory University, and an M.B.A. from the University of Rochester’s Simon School of Business.

“Charlie Cooley and Bill Gisel are wonderful additions to KeyCorp’s Board,” said Beth Mooney, chairman and CEO of KeyCorp. “Their collective experience and skills in finance, strategic planning and consumer products will serve Key well as we continue to build momentum and execute our relationship-based strategy.”

The election increases the size of KeyCorp’s Board of Directors to 14 members.

About Key

Cleveland-based KeyCorp, through its legacy banks, enjoys a 160-year history. One of the nation’s largest bank-based financial services companies, Key has assets of approximately $89 billion.

Key provides deposit, lending, cash management and investment services to individuals and small businesses in 14 states under the name of KeyBank N.A. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name.

For more information, visit https://www.key.com/. KeyBank is Member FDIC.

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